Exhibit 4.1

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 28, 2003 among each of the subsidiaries of Key Energy Services, Inc., a Maryland corporation (the “Company”), listed on Schedule I attached hereto (each a “Guaranteeing Subsidiary” and collectively, the “Guaranteeing Subsidiaries”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and The Bank of New York, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of January 22, 1999 providing for the issuance of an aggregate outstanding principal amount of $150.0 million of 14% Senior Subordinated Notes due 2009 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which each Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             Agreement To Guarantee. Each Guaranteeing Subsidiary hereby agrees as follows:

(a)           Along with all Guarantors named in the Indenture, to jointly and severally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of the Company hereunder or thereunder, that:

(i)            the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)           in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

(b)           Subject to the provisions of Section 12.02 of the Indenture, the obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c)           The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

(d)           This Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture, and each Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

(e)           If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any Custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)            No Guaranteeing Subsidiary shall be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g)           As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

(h)           The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

(i)            Pursuant to Section 12.03 of the Indenture, after giving effect to any maximum amount and any other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 12 of the Indenture, this new Note Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Note Guarantee will not constitute a fraudulent transfer or conveyance.

3.             Execution And Delivery. Each Guaranteeing Subsidiary agrees that the Note Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

4.             Guaranteeing Subsidiary May Consolidate, Etc. On Certain Terms.

(a)           No Guaranteeing Subsidiary may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guarantor unless:

(i)            subject to Sections 12.05 and 12.06 of the Indenture, the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Company) unconditionally assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and the Note Guarantee on the terms set forth herein or therein and immediately after giving effect to such transaction, no Default or Event of Default exists, or

(ii)           the Note Guarantee of such Guarantor is to be released pursuant to Section 12.06 of the Indenture.

(b)           In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor corporation, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor corporation shall succeed to and be substituted for the Guarantor with the same effect as if it had been named in the Indenture as a Guarantor. Such successor corporation thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(c)           Except as set forth in Articles 4 and 5 of the Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

5.             Releases.

(a)           In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all to the capital stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee, if immediately after giving effect to such sale, there is no Default or Event of Default that has occurred and is continuing. If such Guarantor is not released and relieved of its obligations under its Note Guarantee because a Default or Event of Default has occurred and is continuing immediately after giving effect to such sale, such Guarantor will be released and relieved of such obligations as soon thereafter as all Default and Events of Default have been waived or cured. If the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of Section 4.19 of the Indenture, such Restricted Subsidiary will be released and relieved of any obligations under its Note Guarantee. The Trustee shall execute any documents reasonably requested in order to evidence the release of any Guarantor, pursuant to the provisions of Section 12.06 of the Indenture, from its obligations under its Note Guarantee.

(b)           Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in Article 12 of the Indenture.

6.             No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or agent of any Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

7.             New York Law To Govern. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8.             Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9.             Effect Of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

10.           The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: July 28, 2003

THE GUARANTEEING SUBSIDIARIES:

MISR KEY ENERGY SERVICES, LLC
Q SERVICES, INC.
Q.V. SERVICES, INC.
UNITRAK SERVICES HOLDING, INC.

	By:	/s/	Jack D. Loftis, Jr.
	Name:		Jack D. Loftis, Jr.
	Title:		Vice President and Secretary of each entity listed above

BROOKS WELL SERVICING BENEFICIAL, L.P.
by the sole general partner, Brooks Well Servicing, Inc.
KEY ENERGY DRILLING BENEFICIAL, LP
by the sole general partner, Key Energy Drilling, Inc.
UNITRAK SERVICES, L.P.
by the sole general partner, Unitrak Services Holding, Inc.
WELLTECH MID-CONTINENT BENEFICIAL, LP
by the sole general partner, WellTech Mid-Continent, Inc.
YALE E. KEY BENEFICIAL, LP
by the sole general partner, Yale E. Key, Inc.

	By:	/s/	Jack D. Loftis, Jr.
	Name:		Jack D. Loftis, Jr.
	Title:		Vice President and Secretary of each corporate general partner listed above

Q.V. SERVICES, LLC
Q ENERGY SERVICES, L.L.C.
Q OIL & GAS SERVICES, LLC
BROOKS WELL SERVICING, LLC
KEY ENERGY DRILLING, LLC
UNITRAK SERVICES, LLC
YALE E. KEY, LLC
WELLTECH MID-CONTINENT, LLC

	By:	/s/	Jack D. Loftis, Jr.
	Name:		Jack D. Loftis, Jr.
	Title:		Manager of each limited liability company listed above

AES ACQUISITION, L.P. (d/b/a AMERICAN ENERGY SERVICES)
QUALITY TUBULAR SERVICES, L.P.
QUALITY OIL FIELD SERVICES, L.P.
Q PRODUCTION SERVICES, L.P.
Q.V. SERVICES OF TEXAS, L.P.

By:	Q OIL & GAS SERVICES, LLC, the sole general partner of each limited partnership listed above

By:	/s/ Jack D. Loftis, Jr.
Name:	Jack D. Loftis, Jr.
Title:	Manager

THE COMPANY:

KEY ENERGY SERVICES, INC.

By:	/s/ Jack D. Loftis, Jr.
Name:	Jack D. Loftis, Jr.
Title:	Senior Vice President and Secretary

THE GUARANTORS:

YALE E. KEY, INC., KEY ENERGY DRILLING, INC., WELLTECH EASTERN, INC., ODESSA EXPLORATION INCORPORATED, KALKASKA OILFIELD SERVICES, INC., WELL-CO OIL SERVICE, INC., KEY ROCKY MOUNTAIN, INC., KEY FOUR CORNERS, INC., BROOKS WELL SERVICING, INC., KEY ENERGY SERVICES – SOUTH TEXAS, INC., KEY ENERGY SERVICES – CALIFORNIA, INC., WATSON OILFIELD SERVICE & SUPPLY, INC., WELLTECH MID-CONTINENT, INC., DAWSON PRODUCTION MANAGEMENT, INC., DAWSON PRODUCTION TAYLOR, INC., DAWSON PRODUCTION ACQUISITION CORP.

By:	/s/ Jack D. Loftis, Jr.
Name:	Jack D. Loftis, Jr.
Title:	Vice President

DAWSON PRODUCTION PARTNERS, L.P.

By:	DAWSON PRODUCTION MANAGEMENT INC., ITS SOLE GENERAL PARTNER

Q.V. SERVICES BENEFICIAL, L.P.

By:	Q.V. SERVICES, INC., ITS SOLE GENERAL PARTNER

By:	/s/ Jack D. Loftis, Jr.
Name:	Jack D. Loftis, Jr.
Title:	Vice President of each of the sole general partners

THE TRUSTEE:

THE BANK OF NEW YORK,
as Trustee

By:	/s/ Marie E. Trimboli
Authorized Signatory

SCHEDULE I

Brooks Well Servicing, L.L.C.

Brooks Well Servicing Beneficial, L.P.

Key Energy Drilling, L.L.C.

Key Energy Drilling Beneficial, L.P.

MISR Key Energy Services, L.L.C.

Well Tech Mid-Continent, L.L.C.

Well Tech Mid-Continent Beneficial, L.P.

Yale E. Key, L.L.C.

Yale E. Key Beneficial, L.P.

Unitrak Services, L.L.C.

Unitrak Services, L.P.

Unitrak Services Holding, Inc.

Q Services, Inc.

Q.V. Services, Inc.

Q.V. Services, LLC

Q.V. Services Beneficial, L.P.

Q Energy Services, L.L.C.

Q Oil and Gas Services, L.L.C.

AES Acquisition, L.P. (d/b/a American Energy Services)

Quality Tubular Services, L.P.

Quality Oil Field Services, L.P.

Q Production Services, L.P.

Q.V. Services of Texas, L.P.